Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Virpax Pharmaceuticals, Inc. on Form S-3 to be filed on or about October 7, 2022 of our report dated March 31, 2022, on our audits of the financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed March 31, 2022. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

October 7, 2022